Exhibit 10.16

May 7, 2018

Robert Connelly

Re:          Separation Agreement

Dear Bob:

The purpose of this letter agreement (the “Agreement”) is to confirm the terms regarding your separation of employment from Axcella Health, Inc. (the “Company”).  As more fully set forth below, the Company desires to provide you with severance pay and benefits in exchange for certain agreements by you. This Agreement shall become effective on the eighth (8th) day following your acceptance of it (the “Effective Date”), as provided below.

1.                                      Transition Period; Separation from Employment.

(a)           You and the Company agree that, subject to the terms of this section, you shall remain employed with the Company from May 7, 2018 until May 31, 2018 (the “Transition Period”). During the Transition Period, the Company may in its sole discretion: (1) remove any duties assigned to you; (2) assign you to other duties; (3) require you to remain away from the Company’s place of business; or (4) waive the remaining portion of the Transition Period and consider your separation to be effective immediately or as of a specified date prior to the end of the Transition Period. During the Transition Period you shall continue to be paid your current salary and otherwise remain subject to the Company’s plans and policies.  The Company reserves the right to immediately terminate the Transition Period and end your employment without any further liability or obligation, other than legally required payments and reimbursements, upon: (a) you acting in an unethical, unprofessional or illegal manner, (b) you exhibiting moral turpitude, or (c) your negligence or which causes harm of any type to the Company or any other person or entity.  Your separation from employment shall be effective on the conclusion of the Transition Period or an earlier date as permitted above (as applicable, your “Separation Date”).  You hereby resign from the Board (and any committees thereof) as of the Separation Date, and as of such date, to relinquish any and all positions that you have held with the Company.  From and after the Separation Date, you shall have no authority to act on behalf of the Company and shall not represent yourself as an employee, agent, officer, or Board member of the Company.

(b)           On the Separation Date, the Company shall pay or provide to you the following: (i) your base salary through the Separation Date; (ii) any accrued but unused vacation pay (20 days); (iii) any properly incurred but unpaid documented business expenses; and (iv) any other amounts or benefits which you are entitled to receive under any plan, program, policy or contract of the Company.

(c)           Following the Separation Date, your coverage under the Company’s Directors and Officers Liability Insurance Policy shall continue pursuant to such Policy’s terms and conditions.

2.             Severance Benefit.  In exchange for the mutual covenants set forth in this Agreement, including but not limited to your covenants set forth in Sections 4 and 5 hereof, the Company agrees to provide you with the following (together, the “Severance Benefit”):

(a)           Provided that you use best efforts to cooperate reasonably with the Company in the transition of matters related to your employment as set forth in Section 4 below, the Company shall pay to you nine (9) months of severance pay (“Severance Pay”) based on your base salary as of the Separation Date.  The Severance Pay shall be paid in equal installments effective for the period from the date immediately following the Separation Date to and including the date that is nine (9) months from the Separation Date (“Severance Pay Period”), in accordance with the Company’s usual payroll schedule and subject to applicable deductions and withholdings, provided that the Company shall not be obligated to include you on the payroll before this Agreement becomes effective.  If the Company does not make one or more payments of severance pay on a regular payroll date because this Agreement has yet to become effective, the Company shall make all such delayed payments by the first regular payroll date when it is practicable to do so after the Effective Date.

(b)           If you elect COBRA continuation coverage, the Company shall pay the monthly premium for the same level of group health and medical coverage as in effect for you on the Separation Date until the earliest of the following:  (i) the end of the Severance Pay Period; (ii) your eligibility for group medical care coverage through other employment; or (iii) the end of your eligibility under COBRA for continuation coverage for health and medical care.  You agree to notify the Company promptly if you become eligible for group medical care coverage through another employer.  You also agree to respond promptly and fully to any reasonable requests for information by the Company concerning your eligibility for such coverage.  You may continue coverage after the end of the Severance Pay Period at your own expense for the remainder of the COBRA continuation period, subject to continued eligibility.  Notwithstanding the foregoing, if the Company determines at any time that its payments pursuant to this paragraph may be taxable income to you, it may convert such payments to payroll payments directly to you on the Company’s regular payroll dates, which shall be subject to tax-related deductions and withholdings.

(c)           To the extent applicable, the terms and conditions of the Company’s 2010 Stock Option and Grant Plan (the “Equity Plan”) and any agreements executed by you pursuant thereto (the “Equity  Agreements”) are expressly incorporated by reference herein and shall survive the signing of this Agreement.  You and the Company agree that as of the Separation Date, any “Service Relationship”, as that term may be used or referenced in your Equity Agreements, shall be deemed to be terminated.  You and the Company agree that (i) you own 1,154,655 shares of restricted stock, (ii) in accordance with the terms of the Promissory Note dated September 5, 2013 from you to the Company (“Note”), the outstanding principal of the Note as of the Separation Date is $529,986.64, and the outstanding interest accrued on such principal as of the Separation Date is $38,171.97, for a current outstanding balance as of the Separation Date of $568,158.61, (iii) in accordance with the Repurchase Agreement attached as Exhibit 1 hereto, the Company is hereby exercising its repurchase right with respect to the 168,594 shares, at cost which is $3.37 per share, resulting in an aggregate repurchase price of $568,161.78 (the “Aggregate Repurchase Price”) and this Agreement shall serve as written notice of the Company’s exercise of such repurchase right, and (iv) in accordance with the terms of the Note, and the Repurchase Agreement, the Aggregate Repurchase Price will be applied against the current outstanding balance under the Note as of the Separation Date, resulting in a net payment to you of $3.17 and the Note will be cancelled and deemed repaid in full.  You agree that in accordance with the Incentive Stock Option Agreement between you and the Company, dated June 13, 2017 (“ISO Agreement”), as of the Separation Date you are vested in an option to purchase 28,248 shares of common stock of the Company, at the option exercise price of $3.54 per share.  Your option to purchase 69,288 unvested shares pursuant to the ISO Agreement shall be forfeited and void effective on the Separation Date.  In addition, in accordance with the Non-Qualified Stock Option Agreement between you and the Company, dated June 13, 2017 (“NQ Agreement”), as of the Separation Date you are vested in an option to purchase 22,898 shares of common stock of the Company, at the option exercise price of $3.54 per share.  Your option to purchase 84,150 unvested shares pursuant to the NQ Agreement shall be forfeited and void effective on the Separation Date.  You and the Company also agree that the date by which you may exercise the vested options to purchase shares pursuant to the ISO Agreement and the NQ Agreement as provided above, shall be extended until the earlier of (i) the date that is six (6) months following the closing of an initial public offering of the Company’s stock (“IPO”), or (ii) December 31, 2019, and that the Equity Agreements are hereby amended to reflect and align with the terms set forth in this sentence.

(d)           The Company agrees to transfer ownership to you of the Company iPhone you presently use, provided that you transfer your cell phone number to a personal service plan by the Separation Date, when your Company service plan will terminate.

(e)           The Company shall make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement that it reasonably determines to be required.  Payments under this Agreement shall be in amounts net of any such deductions or withholdings.  Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

You acknowledge and agree that the Severance Benefit is not intended to and shall not constitute a severance plan, and shall confer no benefit on anyone other than the parties hereto. You further acknowledge that except for the specific financial consideration set forth herein, you are not entitled to any other compensation from the Company including, without limitation, wages, bonuses, vacation pay, holiday pay or any other form of compensation or benefit.

3.             Unemployment Benefits.  The Company agrees that it shall not contest any claim for unemployment benefits by you with the Massachusetts Division of Unemployment Assistance.  The Company, of course, shall not be required to falsify any information.

4.             Cooperation.  At any time after your employment, you shall cooperate fully with the Company in connection with any matter or event relating to your employment or events that occurred during your employment, including, without limitation, in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company and its affiliates, and its officers and employees.  Your cooperation in connection with such matters or events includes, but is not limited to: (a) cooperating with the Company in connection with the transition of matters related to your employment (including, but not limited to, assisting with the transition of matters in which you have been involved and transferring your work knowledge to other the Company employees); (b) being available upon reasonable notice to meet with the Company regarding matters in which you have been involved, including any contract matters or audits; (c) preparing for, attending and participating in any legal proceeding (including depositions, consultation, discovery or trial); (d) providing affidavits; (e) assisting with any audits, inspections, proceedings or other inquiries; and/or (f) acting as a witness in connection with any litigation or other legal proceeding affecting the Company.  You further agree that should you be contacted (directly or indirectly) by any person or entity (for example, by any party representing an individual or entity) adverse to the Company, you shall promptly notify Stacie Rader.  You shall be reimbursed for any reasonable costs and expenses approved in advance by the Company and incurred in connection with providing such cooperation under this section.  In addition, until September 30, 2018, you agree to make yourself available to the Company to consult with respect to any matter for which you were responsible during your employment.  You and the Company shall work together reasonably in scheduling any services required pursuant to this Section, and the Company shall not require you to provide any such consulting services at times that would unreasonably interfere with your prescheduled personal activities or with your search for employment or with any subsequent employment.

5.             Additional Covenants.  You expressly acknowledge and agree to the following:

(a)           You shall abide by your Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement dated May 24, 2013, which is expressly incorporated by reference herein, and shall survive the signing of this Agreement and remain in full force and effect.  In addition to all covenants contained therein, you expressly represent that for a period of eighteen (18) months following the Separation Date, you will not directly or indirectly engage, participate or invest in any business activity for any person or entity that develops, manufactures or markets any products, or performs any services, that are otherwise competitive with or similar to the produces or services of the Company, including but not limited to, the business of developing amino acids or proteins.  You have returned to the Company, and have not retained, any Company property, files or documents (and any copies thereof, in any form or media), including any cell phone, computer, keys and/or key cards. You shall abide by all common law and statutory obligations relating to the protection and non-disclosure of the Company’s trade secrets and confidential and proprietary information.

(b)           All information relating to the negotiation of this Agreement, including the terms provided for in this Agreement, shall be held confidential by you and shall not be publicized or disclosed to: (i) any person, other than an immediate family member, legal counsel or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations; (ii) any business entity, or (iii) any government agency, except as mandated or permitted by state or federal law.

(c)           Nothing contained in this Agreement limits your ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”).  In addition, nothing contained in this Agreement limits your ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including your ability to provide documents or other information, without notice to the Company, nor does anything contained in this Agreement apply to truthful testimony in litigation.  If you file any charge or complaint with any Government Agency and if the Government Agency pursues any claim on your behalf, or if any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually or as part of any collective or class action).  In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law or under this Agreement or your Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(d)           You shall not make any statements that are disparaging about the Company or its officers, directors and managers, in any medium, form or platform, including statements that disparage any product, service, finances, financial condition, capability or any other aspect of the Company, and you shall not engage in conduct which is intended to harm the reputation of the Company or its officers, directors and managers.  The Company agrees to instruct its executive team and its Board not to make any statement about you during their employment or relationship with the Company, that is disparaging or intended to harm your reputation.

(e)           A breach of any of Section 5 of this Agreement shall constitute a material breach of this Agreement and, in addition to any other legal or equitable remedy available to the Company, shall entitle the Company to recover any Severance Benefit paid to you hereunder.

6.             Your Release of Claims.

(a)           You agree and acknowledge that by signing this Agreement, and for other good and valuable consideration provided for in this Agreement, you are waiving and releasing your right to assert any form of legal claim against the Company(1) whatsoever for any alleged action, inaction or circumstance existing or arising from the beginning of time through the Separation Date. Your waiver and release herein is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly “Claims”) against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorney’s fees and any other costs) for any alleged action, inaction or circumstance existing or arising through the Separation Date. Without limiting the foregoing, you specifically waive and release the Company from any waivable claim arising from or related to your employment relationship with the Company up through the Separation Date including, without limitation: (i) claims under any Massachusetts or any other state or federal statute, regulation or executive order (as amended) relating to employment, fair employment practices, termination, discrimination, wages, hours, leaves of absence, and any other terms and conditions of employment, including the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act, the Genetic Information Nondiscrimination Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Lily Ledbetter Fair Pay Act, the National Labor Relations Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, COBRA, the Worker Adjustment and Retraining Notification Act, the Massachusetts Fair Employment Practices Statute, the Massachusetts Equal Rights Act, the Massachusetts Civil Rights Act, the Massachusetts Privacy Statute, the Massachusetts Sexual Harassment Statute, the Massachusetts Wage Act, the Massachusetts Minimum Fair Wages Act, the Massachusetts Equal Pay Act, and any similar Massachusetts or other state or federal statute; please note that this section specifically includes a waiver and release of claims regarding payments covered by the Massachusetts Wage Act or the Massachusetts Minimum Fair Wages Act, including hourly wages, salary, overtime, minimum wages, commissions, vacation pay, holiday pay, sick leave pay, dismissal pay, bonus pay or severance pay; (ii) claims under any Massachusetts or any other state or federal common law theory, including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, retaliation, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence or any claim to attorneys’ fees under any applicable statute or common law theory of recovery; and (iii) any other claim arising under any Massachusetts or other state or federal law.

(b)           Notwithstanding the foregoing, this Section 6 does not: (i) release the Company from any obligation expressly set forth in this Agreement; (ii) waive or release any legal claims which you may not waive or release by law, including without limitation obligations under workers compensation laws; (iii) release the Company from any obligations it has, or rights you may have, for indemnification or

(1)           For the purposes of this section, the parties agree that the term “The Company” shall include Axcella Health, Inc., Flagship Ventures, and its and their divisions, affiliates, parents  and subsidiaries, and its and their respective officers, directors, shareholders, owners, employees, attorneys, agents and assigns.

defense (x) in accordance with applicable laws or the corporate governance documents of the Company or its affiliates in accordance with their terms as in effect from time to time, or (y) pursuant to any applicable directors and officers insurance policy with respect to any liability incurred as an officer or director of the Company or its affiliates in accordance with the terms; or (iv) prohibit you from challenging the validity of this release under federal law, from filing a charge or complaint of employment related discrimination with the Equal Employment Opportunity Commission (“EEOC”) or similar state agency, or from participating in any investigation or proceeding conducted by the EEOC or similar state agency.  Your waiver and release, however, are intended to be a complete bar to any recovery or personal benefit by or to you with respect to any claim (except those which cannot be released under law), including those raised through a charge with the EEOC.  Accordingly, nothing in this Section 6 shall be deemed to limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under the federal discrimination laws, or to seek restitution to the extent permitted by law of the economic benefits provided to you under this Agreement in the event you successfully challenge the validity of this release and prevail in any claim under the federal discrimination laws.

(c)           You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the Severance Benefit provided to you under this Agreement.

7.             ADEA/OWBPA Review and Revocation Period. You and the Company acknowledge that you are over the age of 40 and that you, therefore, have specific rights under the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act (the “OWBPA”), which prohibit discrimination on the basis of age.  It is the Company’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement, which includes a release of claims under the ADEA and OWBPA.  To that end, you have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement. Consistent with the provisions of the ADEA and OWBPA, the Company also is providing you with twenty one (21) days in which to consider and accept the terms of this Agreement by signing below and returning it to Joan Zahka, Human Resources, 840 Memorial Drive, 3rd Floor, Cambridge, MA 02139. You may rescind your assent to this Agreement if, within seven (7) days after you sign this Agreement, you deliver by hand or send by mail (certified, return receipt and postmarked within such 7 day period) a notice of rescission to Joan Zahka at the above-referenced address.

8.             Taxes and Withholdings; Rule 409A.

(a)           The Severance Benefit provided under this Agreement shall be reduced by all applicable federal, state, local and other deductions, taxes, and withholdings.

(b)           This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code). Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed.  Neither the Company nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by you as a result of the application of Section 409A of the Code.

(c)           Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable hereunder, or a different form of payment would be effected, by reason of a Change in Control or your Disability or termination of employment, such amount or benefit shall not be payable or distributable to you, and/or such different form of payment shall not be effected, by reason of such circumstance unless (i) the circumstances giving rise to such Change in Control, Disability or termination of employment, as the case may be, meet any description or definition of “change in control event,” “disability” or “separation from service,” as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition), or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise.  This provision does not prohibit the vesting of any amount upon a Change in Control, Disability or termination of employment, however defined.  If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “change in control event,” “disability” or “separation from service,” as the case may be, or such later date as may be required by subsection (d) below.  If this provision prevents the application of a different form of payment of any amount or benefit, such payment shall be made in the same form as would have applied absent such designated event or circumstance.

(d)           Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Agreement by reason of your separation from service during a period in which you are a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes): (i) the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following your separation from service shall be accumulated through and paid or provided on the first day of the seventh month following your separation from service (or, if you die during such period, within 30 days after your death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions shall resume at the end of the Required Delay Period. For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder; provided, however, that the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board or a committee thereof, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Agreement.

9.             General.

(a)           Integration.  You acknowledge and agree that this Agreement and any agreements explicitly incorporated by reference herein (e.g., the Equity Agreements and the Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement) contain the entire agreement between you and the Company, and that this Agreement supersedes any and all prior or contemporaneous oral and/or written agreements between you and the Company.

(b)           Modification; Waiver; Severability.  No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto. The failure of the Company to seek enforcement of any provision of this Agreement in any instance or for any period of time shall not be construed as a waiver of such provision or the Company’s right to seek enforcement of such provision in the future.  The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full.

(c)           Choice of Law; Venue and Jurisdiction; Jury Waiver.  This Agreement shall be deemed to have been made in the Massachusetts, shall take effect as an instrument under seal within Massachusetts, and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to conflict of law principles.  You agree that any action, demand, claim or counterclaim relating to the terms and provisions of this Agreement, or to its formation or breach, shall be commenced in Massachusetts in a court of competent jurisdiction, and you further acknowledge that venue for such actions shall lie exclusively in Massachusetts and that material witnesses and documents would be located in Massachusetts.  Both parties hereby waive and renounce in advance any right to a trial by jury in connection with such legal action.

(d)           Knowing and Voluntary Execution. By executing this Agreement, you are acknowledging that you have been afforded sufficient time to understand the terms and effects of this Agreement, that your agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

[Signature Page Follows]

This Agreement may be signed on one or more copies, each of which when signed shall be deemed to be an original, and all of which together shall constitute one and the same Agreement.  If the foregoing correctly sets forth our understanding, please sign, date and return the enclosed copy of this Agreement to the Company within twenty-one (21) days.

Axcella Health, Inc.

		By:	/s/ Thomas Leggett

		Dated:	5/30/18

Confirmed and Agreed:

/s/ Robert T. Connelly
Robert T. Connelly

Dated:	5/29/18